Exhibit 99.1

GROUP AGREEMENT

THIS AGREEMENT, dated as of February 15, 2022 (the “Effective Date”), is by and between Repertoire Partners LP (“Repertoire”) and Velan Capital Investment Management LP (“Velan”) (each, a “Party” and, collectively, the “Parties” or the “Group”).

WHEREAS, the Parties desire to coordinate or provide notice of certain efforts with respect to Radius Health, Inc. (the “Company”), shares of its common stock or other interests in respect of such shares (including any derivative or swap interests) (collectively, “Company Securities”) held or to be held by the Parties, their respective controlled affiliates, and any investment funds, managed accounts or other investment vehicles managed or advised by the Parties or their respective controlled affiliates (such controlled affiliates and vehicles are referred to as each Party’s “Covered Entities”).

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this agreement, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Parties agree as follows:

1. Purchase and Sale of Securities. From and after the Effective Date and subject to the further terms hereof, neither Repertoire nor Velan shall, directly or indirectly, including, without limitation, through any of their respective Covered Entities, purchase, sell, pledge or otherwise acquire or dispose of any Company Securities without prior notice to the other Party (except that no such prior notice is required in connection with pledging as it relates to customary margin or similar requirements) and each of the Parties shall advise the other of changes to its ownership of Company Securities by 4:45 PM Eastern Time on the date of any such change in ownership of Company Securities, including with respect to any purchases or sales thereof. Repertoire and Velan will agree on a trading policy to be in effect during the term of this agreement, which shall (i) take into account any capacity limitations with respect to Company Securities and the desired timing of the Parties crossing any ownership thresholds with respect to Company Securities that would trigger a filing with the Securities and Exchange Commission (including any Schedule 13Ds or Section 16 filings) and (ii) provide that each of Repertoire and Velan will only buy, sell or otherwise transact in Company Securities approximately in proportion to the agreed upon target position of each Party.

2. Coordinated Activities. The following matters shall require the mutual agreement of the Parties: (i) the selection and nomination of one or more individuals to serve as directors of the Company; (ii) the making, revising or withdrawing of any proposals to the Company regarding the conduct of its business, corporate governance matters, corporate transactions or otherwise; (iii) seeking to control, advise, change or influence the management, directors, governing instruments, stockholders, policies or affairs of the Company; (iv) the conduct of any proxy contest, consent solicitation or similar actions involving the Company, including, without limitation, the engagement of any advisors with respect thereto; (v) the manner, form, content and timing of any communications with the Company; (vi) the manner, form, content and timing of any public disclosures, public statements or other communications relating to the Company, the Company Securities, this agreement or the activities contemplated by this agreement (except that, if such disclosure, statement or communication is required by law, regulation or fund documentation applicable to a Party, such Party may make such required disclosure, statement or other communication without the agreement of the other Party, provided that such Party has provided prior notice thereof to the other Party); (vii) the admission of any additional members to any group (within the meaning of Section 13 of the Exchange Act (as defined below)) with respect to the Company Securities and including the Parties, whether formed by this agreement or otherwise; and (viii) entering into any agreement, arrangement or understanding with any person (other than a Covered Entity) in connection with the holding, voting or disposition of Company Securities (collectively, the “Coordinated Activities”). The Parties will consult with each other in connection with voting of any Company Securities. The provisions of this Section 2 shall not restrict either Party from having discussions concerning the Company with stockholders, research analysts and other third parties to the extent such communications are consistent with the actions and communications previously agreed to by the Parties.

3. Expenses. Each Party will bear its own expenses in connection with this agreement, except as otherwise mutually agreed, other than the costs associated with the conduct of a proxy contest, consent solicitation or similar actions involving the Company or settlement thereof which shall be split by the Parties pro-rata based on the number of shares owned by each Party. Each Party’s pro rata portion of expenses shall be adjusted each month based on such Party’s respective ownership percentage as of the last day of the preceding month.

4. Regulatory Reporting. In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the Parties agrees to the joint filing on their behalf of the information required by Schedule 13D (or any amendment thereof) if any such filing becomes required at any time. Each Party shall be responsible for the accuracy and completeness of its own portion of any disclosure in any such filing, and shall not be responsible for the accuracy or completeness of the information concerning the other Party. The Parties shall cooperate in connection with any other regulatory filing that may be required to be made in connection with the matters contemplated by this agreement.

5. Termination. This agreement will terminate automatically on the later to occur of (i) 11:59 p.m. (New York time) on the first anniversary of the Effective Date, unless earlier terminated by the mutual written agreement of the Parties or (ii) immediately following the 2022 Annual Meeting of Stockholders of the Company; provided, however, that either Party may terminate this agreement by written notice to the other Party if a disagreement arises that cannot be resolved between the Parties concerning decisions to be made or actions to be taken or statements to be made in connection with the Coordinated Activities. Should any disagreement arise concerning the Coordinated Activities that cannot be resolved between the Parties, any dissatisfied Party shall have a 24-hour opportunity to withdraw from the Group and terminate this agreement prior to making further public or private communications on behalf of the Group. In the event of termination, the Parties shall cooperate to take such actions as may be necessary or required publicly to disclose such termination and/or the consequences thereof, including, without limitation, amending any prior filings under the Exchange Act concerning the Company, Company Securities and/or the relationship of Repertoire and Velan. Sections 3 (solely with respect to expenses incurred prior to the termination of the agreement) and 9 shall survive any termination of this agreement.

6. Relationship of the Parties. Nothing in this agreement shall be construed as creating (including, without limitation, for U.S. income tax purposes) any agency relationship, nor shall either Party, except as expressly set forth in this agreement, (i) have the right, power or authority to create any obligation or duty, express or implied, on behalf of the other Party or (ii) have any fiduciary or other duties to the other Party.

7. Notices. All notices permitted or required hereunder shall be in writing and delivered personally or sent by overnight express mail or courier or sent by electronic mail to the other Party at the address below (or at such other address as a Party shall designate in writing to the other Party in the manner specified herein) and shall be effective at the earlier of the date received or, if by electronic mail, upon sender’s receipt of electronic confirmation of receipt if within normal business hours at the place notice was sent or, if thereafter, on the following business day.

If intended for Repertoire:

Repertoire Partners LP

31 Hudson Yards, 11th Floor, Suite 43

New York, NY 10001

Attn: Deepak Sarpangal

deepak.sarpangal@repertoirepartners.com

If intended for Velan:

Velan Capital Investment Management LP

1055b Powers Place

Alpharetta, GA 30009

Attn: Adam Morgan

adam@velancapital.com

8. Further Assurances. Each Party hereby agrees to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions consistent with the terms of this agreement as may be reasonably necessary in order to accomplish the transactions contemplated by this agreement.

9. Miscellaneous. This agreement (i) shall be governed by and construed in accordance with the laws of the State of New York, (ii) may not be assigned, amended, waived or modified except by a writing signed by each Party, (iii) may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument, (iv) is solely for the benefit of the Parties hereto and no other person shall have any rights hereunder and (v) represents the entire agreement between the Parties with respect to the subject matter of this agreement. For purposes of this agreement, except as otherwise provided herein, the terms “beneficially own” or “beneficial ownership” with respect to any securities shall mean having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act.

10. Counsel. Each Party acknowledges that Olshan Frome Wolosky LLP shall act as counsel for the Group and Velan relating to their investment in the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this agreement to be executed as of the date first written above.

REPERTOIRE PARTNERS LP

By:	/s/ Deepak Sarpangal
Name:	Deepak Sarpangal
Title:	Managing Member of its General Partner

VELAN CAPITAL INVESTMENT MANAGEMENT LP

By:	/s/ Balaji Venkataraman
Name:	Balaji Venkataraman
Title:	Managing Member of its General Partner